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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                     OF THE

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             HEALTHGRADES.COM, INC.

                             ----------------------

                Under Section 242 of the General Corporation Law

                             ----------------------

     HEALTHGRADES.COM, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), for the purpose of amending its Amended and Restated Certificate of Incorporation pursuant to Section 242 of the GCL does hereby certify as follows:

     1. Article 1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

         "1. Corporate Name. The name of the Corporation is Health Grades, Inc."

     2. The amendment set forth above has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 10th day of November, 2000.


                                                 /s/ Patrick Jaeckle
                                                 ------------------------
                                                 Patrick Jaeckle
                                                 Secretary